Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:
August 13, 2010	Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Second Quarter and Year-to-Date Results;
Suspension of Quarterly Dividend

Lafayette, IN. - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported quarterly earnings of $457,000 or $0.29 diluted earnings per share compared to $312,000 or $0.20 diluted earnings per share a year earlier.  Earnings year-to-date were $989,000 or $0.64 diluted earnings per share compared to $614,000 or $0.40 per share in 2009.   Randolph F. Williams, president and CEO stated, “We are pleased to report that despite the continued slow economy, we achieved another profitable quarter and further positioned the Bank for the ongoing economic challenges. As with most community banks, net interest income - the difference between the income generated from loans and investments and the cost of funding - represents a significant portion of our earnings. Our improved performance this quarter was fueled by a substantial $613,000 or 24% increase in our net interest margin.  This increase is reflected in our net interest margin which increased from 2.74% in June of last year to the current level of 3.54%. A positive sign for the local economic recovery is that in the first half of the year a surprising 50% of our residential volume came from people purchasing new homes rather than from borrowers refinancing existing mortgages.  Noninterest expenses were down $132,000 in the second quarter of 2010 from $2.7 million the second quarter of 2009 to $2.6 million for the second quarter of 2010.  For the year-to-date, non-interest expenses were down $265,000.”

Our net interest income was offset by a $76,000 increase in the provision for loan losses from $389,000 to $465,000 compared to the second quarter last year.  For the year-to-date the provision for loan losses was down slightly from $958,000 to $899,000.  The gain on sale of loans in the quarter decreased $360,000, a $797,000 decrease year-to-date, primarily due to a strategic decision to keep a larger share of residential loan originations in the Bank’s own portfolio to stay within regulatory thresholds rather than to sell them on the secondary market. We also showed a $127,000 increase in the loss on OREO properties for the quarter, $195,000 year-to-date, as we made adjustments to recognize new valuations or property deterioration.  The Bank continues to maintain a strong capital base with a Tier I capital ratio at June 30, 2010 of 9.11% which is in excess of the 5.00% required to remain categorized as well-capitalized as defined by the regulators but down slightly from the 9.13% at December 31, 2009.

Mr. Williams stated, “Despite the positives mentioned above, we remain tentative about the economic recovery, the negative impact of unemployment on our local market and the chance of a double-dip recession. The recent adoption of the new Dodd-Frank Wall Street Reform and Consumer Protection Act introduced additional uncertainty into the banking industry.  Among other things, that legislation could impose higher capital requirements on bank and thrift holding companies.  Consequently, until the ramifications of the legislation and the prospects for economic recovery become clearer, the Company will not be paying a dividend to shareholders.  We intend to focus our attention on reducing the level of non-performing assets which remain a challenge, and this will be a key priority for the remainder of 2010.  We will also focus our efforts on growing capital, maintaining liquidity, improving our operational efficiencies, building core customer relationships and ultimately improving shareholder value.

The closing market price of LSB stock on August 12, 2010 was $11.30 per share as reported by the Nasdaq Global Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Three months ended June 30, 2010	Year ended December 31, 2009

Cash and due from banks	$5,648	$8,084
Short-term investments	3,381	4,817
Securities available-for-sale	11,362	11,345
Loans held for sale	853	3,303
Net portfolio loans	332,699	317,860
Allowance for loan losses	4,240	3,737
Premises and equipment, net	6,195	6,209
Federal Home Loan Bank stock, at cost	3,997	3,997
Bank owned life insurance	6,171	6,071
Other assets	8,274	9,364
Total assets	378,580	371,050

Deposits	300,721	277,866
Advances from Federal Home Loan Bank	41,000	57,000
Other liabilities	2,366	2,300

Shareholders’ equity	34,493	33,884
Book value per share	$22.20	$21.81
Equity / assets	9.11%	9.13%
Total shares outstanding	1,553,525	1,553,525

Asset quality data:
Non-accruing loans	$14,621	$12,604
Loans past due 90 days still on accrual	---	---
Other real estate/assets owned	1,210	1,892
Total non-performing assets	15,831	14,496
Non-performing loans / total loans	4.38%	3.92%
Non-performing assets / total assets	4.18%	3.91%
Allowance for loan losses / non-performing loans	29.00%	29.65%
Allowance for loan losses / non-performing assets	26.78%	25.78%
Allowance for loan losses / total loans	1.27%	1.16%
Loans charged off (quarter-to-date and year-to-date, respectively)	$353	$3,186
Recoveries on loans previously charged off	7	28

	Three months ended June 30,		Six months ended June 30,
Selected operating data:	2010	2009	2010	2009

Total interest income	$4,721	$5,059	$9,393	$10,031
Total interest expense	1,572	2,523	3,295	5,109
Net interest income	3,149	2,536	6,098	4,922
Provision for loan losses	465	389	899	958
Net interest income after provision	2,684	2,147	5,199	3,964
Non-interest income:
Deposit account service charges	397	370	764	706
Gain on sale of mortgage loans	92	451	177	974
Gain(loss) on sale of securities and other assets	(228)	(100)	(261)	(66)
Other non-interest income	283	250	558	494
Total non-interest income	544	971	1,238	2,108
Non-interest expense:
Salaries and benefits	1,349	1,380	2,641	2,732
Occupancy and equipment, net	326	317	665	670
Computer service	148	147	275	281
Advertising	78	60	134	117
FDIC Insurance Premium	164	235	323	368
Other	494	552	935	1,070
Total non-interest expense	2,559	2,691	4,973	5,238
Income before income taxes	669	427	1,464	834
Income tax expense	212	115	475	220
Net income	457	312	989	614

Weighted average number of diluted shares	1,553,525	1,555,084	1,553,525	1,553,525
Diluted earnings per share	$0.29	$0.20	$0.64	$0.40

Return on average equity	5.31%	3.63%	5.77%	3.58%
Return on average assets	0.48%	0.33%	0.53%	0.32%
Average earning assets	$347,657	$361,361	$344,569	$359,463
Net interest margin	3.62%	2.81%	3.54%	2.74%
Efficiency ratio	79.28%	86.31%	77.26%	86.25%